As filed with the Securities and Exchange Commission on November 5, 2007
Registration No. 333-146785

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3 TO
Form F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Agria Corporation
(Exact name of Registrant as specified in its charter)
Not Applicable
(Translation of Registrant’s name into English)

Cayman Islands	0115	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Room 706, 7/F, Huantai Building, No. 12A
South Street Zhongguancun
Haidian District, Beijing 100081, People’s Republic of China
(86-10) 6210-9288
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Law Debenture Corporate Services Inc.
400 Madison Avenue, 4th Floor
New York, New York 10017
(212) 750-6474
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Z. Julie Gao, Esq. Latham & Watkins LLP 41st Floor, One Exchange Square 8 Connaught Place, Central Hong Kong (852) 2522-7886	Jonathan Stone, Esq. Skadden, Arps, Slate, Meagher & Flom 42nd Floor, Edinburgh Tower The Landmark 15 Queen’s Road Central Hong Kong (852) 3740-4700

Approximate date of commencement of proposed sale to the public:  as soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum
Title of Each Class of	Amount to be	Offering Price	Proposed Maximum Aggregate	Amount of
Securities to be Registered	Registered(1)	Per Share	Offering Price(1)	Registration Fee(2)
Ordinary shares, par value $0.0000001 per share (3)(4)	39,445,000	$8.25	$325,421,250	$9,991

(1)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended.
(2)	Paid in full on October 24, 2007.
(3)	Includes ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public, and also includes ordinary shares that may be purchased by the underwriters pursuant to an over-allotment option. These ordinary shares are not being registered for the purpose of sales outside the United States.
(4)	American depositary shares issuable upon deposit of the ordinary shares registered hereby will be registered under a separate registration statement on Form F-6 (Registration No. 333-146906). Each American depositary share represents two ordinary shares.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences or committing a crime. Our Articles of Association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own dishonesty, fraud, willful neglect or default.

Pursuant to the form of indemnification agreements filed as Exhibit 10.2 to this Registration Statement, we will agree to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The form of Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.	RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued the following securities (including options to acquire our ordinary shares). We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering.

					Underwriting
	Date of Sale or		Number of	Consideration	Discount and
Purchaser	Issuance		Securities*	(US$)	Commission

Brothers Capital Limited	June 13, 2007		10,000 ordinary shares	0.001	Not applicable
Brothers Capital Limited	June 21, 2007		76,740,000 ordinary shares	7.675	Not applicable
TPG Growth AC Ltd.	June 22, 2007		1,600,000 preferred shares	6,666,667	Not applicable
TPG Biotech II, Ltd.	June 22, 2007		800,000 preferred shares	3,333,333	Not applicable
Directors, officers and other employees	July 19, 2007	**	Options to purchase 5,900,000 ordinary shares	2.40 per share	Not applicable
			Options to purchase 1,600,000 ordinary shares	4.80 per share	Not applicable

*	The share numbers have been adjusted to reflect a 10,000-for-1 share split of our ordinary shares and our preferred shares that became effective on August 15, 2007.

**	Our board of directors initially granted options on July 4, 2007 and amended the material terms of the options on July 19, 2007.

ITEM 8.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

  See Exhibit Index beginning on page II-4 of this registration statement.

(b) Financial Statement Schedules

  Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9.	UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, People’s Republic of China, on November 5, 2007.

AGRIA CORPORATION

By:	/s/ Guanglin Lai
Name: Guanglin Lai

Title:	Chairman of the Board and Co-Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Guanglin Lai Name: Guanglin Lai	Chairman of the Board and Co-Chief Executive Officer (principal executive officer)	November 5, 2007

/s/ * Name: Kenneth Hua Huang	Co-Chief Executive Officer	November 5, 2007

/s/ Gary Kim Ting Yeung Name: Gary Kim Ting Yeung	Chief Financial Officer (principal financial and accounting officer) and Director	November 5, 2007

/s/ * Name: Zhaohua Qian	Director	November 5, 2007

/s/ * Name: Zhixin Xue	Director and Chief Operating Officer	November 5, 2007

/s/ * Name: Geoffrey Duyk	Director	November 5, 2007

/s/ * Name: Jasmine Marrero Title: Manager, Law Debenture Corporate Services Inc.	Authorized U.S. Representative	November 5, 2007

* By:	/s/ Gary Kim Ting Yeung
  Gary Kim Ting Yeung
  Attorney-in-Fact

AGRIA CORPORATION

EXHIBIT INDEX

Exhibit
Number		Description of Document

1.1		Form of Underwriting Agreement.
3	.1*	Memorandum and Articles of Association of the Registrant, as currently in effect.
3	.2*	Amended and Restated Memorandum and Articles of Association of the Registrant.
4	.1*	Registrant’s Specimen American Depositary Receipt (included in Exhibit 4.3).
4	.2*	Registrant’s Specimen Certificate for Ordinary Shares.
4	.3*	Form of Deposit Agreement among the Registrant, the Depositary and [Owners and Holders] of the American Depositary Shares.
4	.4*	English translation of Exclusive Technology Development, Technology Support and Technology Services Agreement, dated June 8, 2007.
4	.5*	English translation of Exclusive Consultancy Service Agreement, dated June 8, 2007.
4	.6*	English translation of Proprietary Technology License Agreement, dated June 8, 2007.
4	.7*	English translation of Power of Attorney, dated June 8, 2007.
4	.8*	English translation of Equity Pledge Agreement, dated June 8, 2007.
4	.9*	English translation of Exclusive Call Option Agreement, dated June 8, 2007.
4	.10*	English translation of Agreement on Equity Interest of Primalights III Agriculture Development Co., Ltd., dated June 8, 2007.
4	.11*	English translation of Letter of Undertaking, dated July 13, 2007.
4	.12*	English translation of Spouse Statement, dated July 13, 2007.
4	.13*	Share Purchase Agreement, dated June 22, 2007, in respect of the sale of shares of the Registrant.
4	.14*	Shareholders Agreement, dated June 22, 2007.
4	.15*	Registration Rights Agreement, dated June 22, 2007.
4	.16*	Undertaking Letter, dated June 22, 2007.
4	.17*	Deed of Adherence, dated August 30, 2007
4	.18*	English translation of Lease of Land between P3A and Taiyuan Relord, dated October 25, 2006.
5	.1*	Opinion of Maples and Calder regarding the validity of the Ordinary Shares being registered.
8	.1*	Opinion of Latham & Watkins LLP regarding certain U.S. tax matters.
10	.1*	2007 Share Incentive Plan.
10	.2*	Form of Indemnification Agreement with the Registrant’s Directors.
10	.3*	Form of Employment Agreement.
21	.1*	Subsidiaries of the Registrant.
23	.1*	Consent of Ernst & Young Hua Ming, Independent Registered Public Accounting Firm.
23	.2*	Consent of Maples and Calder
23	.3*	Consent of Latham & Watkins LLP
23	.4*	Consent of Commerce & Finance Law Offices
23	.5*	Consent of Sallmanns (Far East) Ltd.
23	.6*	Consent of Terry McCarthy.
23	.7*	Consent of Shangzhong Xu.
23	.8*	Consent of Jiuran Zhao.
24	.1*	Powers of Attorney (included on signature page).
99	.1*	Code of Business Conduct and Ethics of the Registrant.
99	.2*	Opinion of Commerce & Finance Law Offices.

*	Previously filed

II-4